                           OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING COMMON SHARES OF

                COMPANIA BOLIVIANA DE ENERGIA ELECTRICA S.A. --
                         BOLIVIAN POWER COMPANY LIMITED
                                       AT

                           U.S. $20.00 NET PER SHARE
                                       BY

                             TOSLI ACQUISITION B.V.
                          A WHOLLY-OWNED SUBSIDIARY OF

                             TOSLI INVESTMENTS N.V.
                    THE PRINCIPAL SHAREHOLDER OF THE COMPANY

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, SEPTEMBER 24, 1999, UNLESS THE OFFER IS EXTENDED.

     TOSLI ACQUISITION B.V., A NETHERLANDS PRIVATE LIMITED LIABILITY COMPANY, HEREBY OFFERS TO PURCHASE ALL OF THE OUTSTANDING COMMON SHARES, WITHOUT NOMINAL OR PAR VALUE (THE "SHARES"), OF COMPANIA BOLIVIANA DE ENERGIA ELECTRICA
S.A. -- BOLIVIAN POWER COMPANY LIMITED, A NOVA SCOTIA CORPORATION (THE "COMPANY"), FOR A CASH PRICE OF U.S. $20.00 NET PER SHARE (THE "OFFER PRICE").

     ALL VALID TENDERS NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) WILL BE ACCEPTED. IF AT THE EXPIRATION DATE IT IS DETERMINED THAT VALID TENDERS REPRESENTING AT LEAST 90% OF THE NUMBER OF NON-AFFILIATE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS HAVE BEEN OR ARE LIKELY TO BE RECEIVED AND ACCEPTED, TOSLI ACQUISITION B.V. IN ITS SOLE DISCRETION MAY EXTEND THE OFFER. IF 90% OF SUCH NON-AFFILIATE SHARES ARE TENDERED AND ACCEPTED, TOSLI ACQUISITION B.V. INTENDS TO EXTEND THE PERIOD OF TIME FOR WHICH THE OFFER IS OPEN FOR AN ADDITIONAL THREE MONTHS, TOSLI INVESTMENTS N.V., A NETHERLANDS PUBLIC LIMITED LIABILITY COMPANY THAT OWNS 4,030,762 SHARES (96.6% OF THE CURRENTLY OUTSTANDING SHARES), INTENDS TO TENDER ALL OF SUCH SHARES, AND IN THE EVENT TOSLI INVESTMENTS N.V. TENDERS ITS SHARES, ALL SHARES NOT TENDERED WILL BE PURCHASED PURSUANT TO NOVA SCOTIA LAW, AT THE OFFER PRICE. SEE SECTIONS 1 AND 4 BELOW.

     IF AT THE EXPIRATION DATE A SUFFICIENT NUMBER OF VALID TENDERS HAVE BEEN ACCEPTED TO REDUCE THE NUMBER OF RECORD HOLDERS OF THE SHARES TO LESS THAN 300, THE COMPANY INTENDS TO DEREGISTER THE SHARES WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), AND CEASE FILING REPORTS AND OTHER INFORMATION WHICH THE COMPANY IS CURRENTLY REQUIRED TO FILE WITH THE COMMISSION UNDER THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"). SEE SECTION 7 BELOW.
                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER DESCRIBED HEREIN IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS (THE "STOCKHOLDERS" OR THE "HOLDERS"), HAS UNANIMOUSLY APPROVED THE OFFER AND RECOMMENDS THAT THE HOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

     ANY HOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH HOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE ATTACHED LETTER OF TRANSMITTAL, (2) MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY, AND (3) EITHER (A) DELIVER THE CERTIFICATES REPRESENTING SHARES (THE "CERTIFICATES") TO THE DEPOSITARY (AS DEFINED BELOW) ALONG WITH THE LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE), (B) DELIVER SUCH SHARES PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 3 BELOW, OR (C) REQUEST HIS OR HER BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR HIM OR HER. A HOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH PERSON IF HE OR SHE DESIRES TO TENDER SUCH SHARES.

     IF A HOLDER DESIRES TO TENDER SHARES AND SUCH HOLDER'S CERTIFICATES ARE NOT IMMEDIATELY AVAILABLE, OR THE PROCEDURES FOR BOOK-ENTRY TRANSFER, IF APPLICABLE, CANNOT BE COMPLETED ON A TIMELY BASIS, OR TIME WILL NOT PERMIT ALL REQUIRED DOCUMENTS TO REACH THE DEPOSITARY PRIOR TO THE EXPIRATION DATE, SUCH HOLDER MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY. SEE
SECTION 3 BELOW.

     QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO MACKENZIE PARTNERS, INC. (THE "INFORMATION AGENT") AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES WHO ARE THE REGISTERED OWNERS OF SHARES.
                            ------------------------

             THE DATE OF THIS OFFER TO PURCHASE IS AUGUST 26, 1999

                               TABLE OF CONTENTS

INTRODUCTION.....................................................      1
1.   Terms of the Offer, Expiration Date.........................      2
2.   Acceptance for Payment and Payment..........................      2
3.   Procedure for Tendering Shares..............................      3
4.   Withdrawal Rights; Possible Purchase of Shares Not
     Tendered....................................................      5
5.   Certain Income Tax Consequences of the Offer................      7
6.   Price Range of Shares; Dividends............................      9
7.   Effect of the Offer on the Market for the Shares;
     Termination of Exchange Act Registration....................      9
8.   Certain Information Concerning the Company..................     10
9.   Certain Information Concerning the Purchaser, Tosli, NRG,
     NPI, Vattenfall and NSP.....................................     12
10.  Source and Amounts of Funds.................................     19
11.  Background of the Offer; Agreements.........................     19
12.  Purposes of the Offer; Plans for the Company................     23
13.  Certain Conditions to the Offer.............................     24
14.  Certain Legal Matters; Regulatory Approvals.................     26
15.  Fees and Expenses...........................................     27
16.  Miscellaneous...............................................     27
Schedule A Information Regarding the Directors and Executive
           Officers of the Purchaser, Tosli, NRG, NPI, Vattenfall
           and NSP...............................................    S-1

All currency amounts in this document are, unless otherwise indicated, expressed in United States Dollars.

                       TO THE HOLDERS OF COMMON SHARES OF
COMPANIA BOLIVIANA DE ENERGIA ELECTRICA S.A. -- BOLIVIAN POWER COMPANY LIMITED:

                                  INTRODUCTION

     Tosli Acquisition B.V., a Netherlands private limited liability company (the "Purchaser"), hereby offers to purchase all outstanding common shares, without nominal or par value (the "Shares"), of Compania Boliviana de Energia Electrica S.A. -- Bolivian Power Company Limited, a Nova Scotia corporation (the "Company"), at a purchase price of U.S. $20.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Purchaser is a wholly-owned subsidiary of Tosli Investments N.V., a Netherlands public limited liability company ("Tosli") that is equally owned, through subsidiaries, by NRG Energy, Inc., a Delaware corporation ("NRG"), and Nordic Power Invest AB, a Swedish corporation ("NPI"), a wholly-owned subsidiary of Vattenfall AB, a Swedish corporation ("Vattenfall") that is wholly-owned by the State of Sweden. NRG is a wholly-owned subsidiary of Northern States Power Company, a Minnesota corporation ("NSP").

     Tendering stockholders of the Company (the "Stockholders" or the "Holders") who hold Shares in their own name(s) will not be charged brokerage fees or, except as set forth on Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of U.S. Bank Trust National Association, which is acting as Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 15 below.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER DESCRIBED HEREIN IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE OFFER AND RECOMMENDS THAT THE HOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     All valid tenders not withdrawn prior to the Expiration Date will be accepted. If at the Expiration Date it is determined that valid tenders representing at least 90% of the number of non-affiliate Shares outstanding on a fully-diluted basis have been or are likely to be received and accepted, the Purchaser in its sole discretion may extend the Offer. If 90% of such non-affiliate Shares are tendered and accepted, the Purchaser intends to extend the period of time for which the Offer is open for an additional three months, Tosli, which owns 4,030,762 Shares (96.6% of the currently outstanding shares), intends to tender all of such Shares, and in the event Tosli tenders its Shares, all Shares not tendered will be purchased pursuant to Nova Scotia law, at the Offer Price. See Sections 1 and 4 below.

     If at the Expiration Date a sufficient number of valid tenders have been accepted as will reduce the number of record Holders of the Shares to less than 300, the Company intends to deregister the Shares with the United States Securities and Exchange Commission (the "Commission"), and cease filing reports and other information which the Company is currently required to file with the Commission under the requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). See Section 7 below.

     According to the Company's Form 10-Q for the period ended June 30, 1999, as of August 11, 1999, 4,202,575 Shares were issued and outstanding, and 9,700 Shares were reserved for issuance pursuant to employee stock options.

     See Section 13 below, which sets forth the conditions to consummation of the Offer, Section 14 below, which discusses certain legal matters and required regulatory consents and approvals, and Section 5 below, which discusses certain income tax consequences relating to the sale of the Shares.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER, EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares that have been validly tendered and not withdrawn as permitted by Section 4 below. The Offer will expire at 12:00 Midnight, New York City time, on Friday, September 24, 1999 (the "Expiration Date"), unless the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in
Section 13 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to waive any of the conditions set forth in Section 13 below, to increase the amount to be paid per Share and to make any other changes in the terms and conditions of the Offer.

     The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's other rights described in Section 4 below. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Holders be promptly disseminated in a manner reasonably designed to inform the Holders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service. For purposes of the Offer, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in Section 4 below.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and, if necessary, disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     The Company has provided or will provide the Purchaser with the Company's Stockholder list and security position listings for the purpose of disseminating the Offer to Holders. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record Holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer set forth in
Section 13 below (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn on or prior to the Expiration Date as soon as legally permissible after the satisfaction or waiver of the conditions related to the regulatory approvals referred to in
Section 13 below. Any determination concerning the satisfaction of such terms and conditions of the Offer will be determined in good faith by the Purchaser. Subject to the applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for

Shares in order to comply, in whole or in part, with any applicable law or government regulation. Any such delays will be effected in compliance with Rule 14c-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering Holders. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3 below. Accordingly, payment may be made to tendering Holders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHTS TO EXTEND THE OFFER OR THERE ARE DELAYS IN MAKING SUCH PAYMENT.

     IF THE PURCHASER INCREASES THE CONSIDERATION TO BE PAID FOR SHARES PURSUANT TO THE OFFER, THE PURCHASER WILL PAY SUCH INCREASED CONSIDERATION FOR ALL SHARES PURCHASED PURSUANT TO THE OFFER.

     The Purchaser reserves the right to transfer or assign the right to purchase all or any portion of the Shares tendered pursuant to the Offer to any affiliate of the Purchaser or any group of which the Purchaser or any affiliate is a member, provided, however, that any such transfer or assignment will not prejudice the rights of tendering Holders to receive payment for Shares validly tendered.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if the certificates representing the Shares ("Certificates") are submitted for more Shares than are tendered, Certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities (as defined in Section 3 below)), without expense to the tendering Holder, as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURE FOR TENDERING SHARES

     Valid Tenders. For a Holder to validly tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal or an Agent's Message (as defined below) must be received by the Depositary at its address set forth below and either (i) Certificates to be tendered must be received by the Depositary, at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below.

     The confirmation of a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility as described herein is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by a registered Holder (which term, for purposes of this Section, includes any participant in the system of the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the applicable security) of Shares tendered therewith and such registered Holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (b) if the securities are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

     If the Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Certificates not tendered or not accepted for payment are to be returned to a person other than the registered Holder, then the tendered Certificates must be endorsed in blank or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Certificates, with the signatures guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a Holder desires to tender Shares pursuant to the Offer and such Holder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary on or prior to the Expiration Date; and

          (iii) the appropriate Certificates (or, if applicable, a Book-Entry Confirmation) representing all tendered securities, in proper form for transfer, together with the appropriate Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the execution of such Notice of Guaranteed Delivery. A trading day is any day on which the New York Stock Exchange, Inc. ("NYSE") is open for business.

     The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery, and may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase.

     IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

     The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering Holder irrevocably appoints designees of the Purchaser as the Holder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the Holder's rights with respect to the Shares tendered by the Holder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the Expiration Date). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered securities. This appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Shares for payment. Upon such acceptance for payment, all prior powers of attorney, proxies or consents given by the Holder with respect to the tendered Shares will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the tendered Shares and other securities for which appointment is effective, be empowered to exercise all voting and other rights of such Holder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including action by written consent, with respect to such Shares.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to Shares of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Tosli, NRG, NPI, Vattenfall, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

4. WITHDRAWAL RIGHTS; POSSIBLE PURCHASE OF SHARES NOT TENDERED

     Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable; provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders may be withdrawn at any time after September 24, 1999, if they have not previously been accepted for payment as provided. See Section 14(d)5 or Rule 14d-f of the Exchange Act.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the securities to be withdrawn, the number of Shares to be withdrawn and the name of the registered Holder, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers of the particular Certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 above, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will not be deemed to be validly tendered for purposes of the Offer. Withdrawn Shares may, however, be re-tendered for purposes of the Offer by following one of the procedures described in Section 3 above at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Tosli, NRG, NPI, Vattenfall, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Possible Purchase of Shares Not Tendered. The Companies Act of the Province of Nova Scotia, under which the Company was incorporated, provides in substance (in Section 132) that if, at the conclusion of a tender offer for all of the outstanding securities of a company (the "Transferor Company") that has been held open for tenders for a period of at least four months, tenders are received and accepted for at least 90% of the Transferor Company's outstanding shares, the party acquiring shares in the tender offer (the "Transferee Company") may, within four months after the termination of the tender offer, give notice to non-tendering holders of shares, that it desires to purchase all of such shares for the same per-share consideration paid in the tender offer. If such notice is given by the Transferee Company, unless upon application by a non-tendering shareholder within one month following such notice, a court of competent jurisdiction orders otherwise, the Transferee Company will have the right and become bound to acquire the shares not tendered for that consideration. At the end of the one-month period (or such later date as a court to whom application has been made makes its final determination), the Transferee Company must transfer to the Transferor Company the funds necessary to purchase the shares not tendered, to be held in trust for the benefit of the holders of such shares. Upon the transfer of such funds, the Transferee Company will become the holder of record of such shares.

     Case law interpretations of Section 132 indicate that when an affiliate of the tendering party owns 90% or more of the outstanding securities that are the subject of the offer, the 90% threshold cannot be met with the shares held by the affiliate. Accordingly, the Purchaser will not invoke the provisions of
Section 132 unless tenders are received and accepted for 90% of the Shares held by persons not affiliated with Tosli.

     If at the Expiration Date it is determined that 90% of the Shares held by persons not affiliated with Tosli, are likely to be received and accepted, the Purchaser in its sole discretion may extend the Offer. If 90% of such non-affiliate shares are tendered and accepted, the Purchaser intends to extend the period of time for which the Offer is open for an additional three months, Tosli intends to tender its Shares to the Purchaser, and the total Shares tendered and accepted pursuant to the Offer will exceed 99.5% of the Shares presently outstanding. If this occurs, it is the Purchaser's intention to exercise its rights under Section 132 of the Companies Act, and to purchase all Shares remaining outstanding. Holders of such Shares will be paid U.S. $20.00 net per share, and, following the purchase procedure described above, will no longer be Stockholders of the Company. The tax and other consequences to such Holders will be the same as those for any Holder tendering Shares whose tender in response to the Offer is accepted.

5. CERTAIN INCOME TAX CONSEQUENCES OF THE OFFER

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax consequences of the Offer to U.S. Holders whose Shares are purchased pursuant to the Offer. In general, a "U.S. Holder" is any Holder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, the Treasury Regulations provide otherwise), (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons will also be U.S. Holders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative rulings and practice. Legislative, judicial or administrative interpretations are subject to change, possibly on a retroactive basis, at any time and therefore could alter or modify the statements and conclusions set forth below.

     The following summary deals only with Shares held as capital assets by U.S. Holders. This summary does not address all aspects of United States federal income taxation that may be relevant to a particular U.S. Holder in light of such Holder's personal investment circumstances, or those U.S. Holders subject to special treatment under the United States federal income tax laws (for example, life insurance companies and tax-exempt organizations, or U.S. Holders who acquired their Shares through the exercise of employee stock options or other compensation arrangements). In addition, the summary does not address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a U.S. Holder. Canadian federal income tax considerations are discussed in the following part of this Section 5.

     In addition, this discussion assumes that neither the Company nor any of its subsidiaries is or at any time has been subject to any special United States tax laws applicable to foreign corporations, such as the provisions of the Code applicable to passive foreign investment companies ("PFICs"). The Purchaser does not have sufficient information to determine whether the Company is or has at any time been a PFIC. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM IF THE COMPANY WERE TO BE CHARACTERIZED AS A PFIC OR TO BE SUBJECT TO ANY OTHER SPECIAL UNITED STATES TAX LAWS APPLICABLE TO FOREIGN CORPORATIONS.

     Consequences of the Sale of Shares by U.S. Holders. The sale of Shares by a U.S. Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a sale of Shares by a U.S. Holder will require a Holder to recognize gain or loss equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be capital gain or loss, and will be long term gain or loss if on the date of sale the Shares were held for more than one year. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THESE RULES.

     Backup Tax Withholding. Under the Code, a U.S. Holder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer. Backup withholding generally applies if the Holder (whether or not a U.S. Holder) (i) fails to furnish his or her Social Security Number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. EACH HOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO HIS OR HER QUALIFICATIONS FOR EXEMPTION FROM WITHHOLDING AND THE PROCEDURE FOR OBTAINING SUCH EXEMPTION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING WITHHOLDING TAXES IN GENERAL.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal consequences under the Income Tax Act (Canada) (the "Canadian Tax Act") generally applicable to Holders who, for purposes of the Canadian Tax Act, hold their Shares as capital property and deal at arm's length with the Purchaser and whose Shares are purchased pursuant to the Offer. This summary does not apply to a Holder that is a corporation or a Holder with respect to whom the Company is a "foreign affiliate" within the meaning of the Canadian Tax Act, nor does it apply to Holders subject to special treatment under the Canadian Tax Act, such as financial institutions or tax-exempt organizations or Holders who do not hold their shares as capital property.

     This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder in force as of the date hereof, and specific proposals to amend the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date hereof. Except for the foregoing, this summary does not take into account or anticipate any changes in law nor does it take into account any tax consequences under taxing statutes of any Canadian province or territory.

     The Company has advised the Purchaser that it is not resident in Canada for purposes of the Canadian Tax Act and, accordingly, this summary assumes that status at all relevant times. The Company has also advised that it has not owned and will not own, or did not have and will not have an interest in or option in respect of "taxable Canadian property" within the meaning of the Canadian Tax Act at any time within the 60-month period ending at the time of the sale of a Share and that the Shares have not been deemed by any provision of the Canadian Tax Act to be "taxable Canadian property" within the meaning of Canadian Tax Act.

     Holders Resident in Canada. A Holder who is, or is deemed to be, resident in Canada for purposes of the Canadian Tax Act (a "resident Holder") will realize a capital gain (or capital loss) on the sale of a Share pursuant to the Offer to the extent that the cash received by the Holder, net of any reasonable costs of selling the Shares, exceeds (or is less than) the adjusted cost base of the Share to the Holder. A Holder will be required to include in income three-quarters of a capital gain (the "taxable capital gain"), and, generally, will be entitled to deduct three-quarters of a capital loss against taxable capital gains realized by the Holder in the year of sale, in any of the three years preceding the year of sale or in any year following the year of sale.

     Non-Residents of Canada. A Holder whose Shares are purchased pursuant to the Offer and who is not, and is not deemed to be a resident of Canada for the purposes of the Canadian Tax Act (a "non-resident Holder") will not be subject to tax under the Canadian Tax Act on the sale of such Shares unless the Holder has used the Shares in carrying on a business (other than an insurance business) in Canada or, in the case of a Holder who is an insurer, the Shares were designated by the Holder under proposed Section 2401 of the regulations to the Canadian Tax Act in respect of an insurance business carried on in Canada.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, CANADIAN FEDERAL, STATE, PROVINCIAL, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

6. PRICE RANGE OF SHARES; DIVIDENDS

PRICE RANGE OF SHARES AND DIVIDENDS

     The Shares were listed on the NYSE under the symbol "BLP" from November 22, 1993 until December 19, 1996, when they were delisted. The following table sets forth, for each of the periods indicated, the reported high and low market prices per Share and dividend declared per Share for the Shares on the NYSE Composite Tape, based on information supplied by the Company ("Company Information").

                                                                                    DIVIDEND
1997                                                            HIGH       LOW      DECLARED
----                                                            ----       ---      --------
First Quarter...............................................        (1)        (1)  $ 5.00(2)
Second Quarter..............................................        (1)        (1)        --
Third Quarter...............................................        (1)        (1)        --
Fourth Quarter..............................................        (1)        (1)        --

1998
----
First Quarter...............................................        (1)        (1)  $ 8.32(2)
Second Quarter..............................................        (1)        (1)        --
Third Quarter...............................................        (1)        (1)        --
Fourth Quarter..............................................        (1)        (1)        --

1999
----
First Quarter...............................................        (1)        (1)        --
Second Quarter..............................................        (1)        (1)        --
Third Quarter (through August 24, 1999).....................        (1)        (1)        --

-------------------------
(1) On December 19, 1996, the Company's common stock was delisted from the NYSE. Since then, there has been no established active trading market for the Company's common stock. The Company is unable to estimate the current aggregate market value of the Company's common stock held by non-affiliates since it has no information concerning recent trading prices.

(2) The Company terminated its policy of paying regular quarterly dividends when the Shares were delisted from the NYSE. However, the Company paid a special cash dividend of $5.00 per share in January 1997 and a special cash dividend of $8.32 per share in January 1998. There is no current intention that any further special dividends will be paid or that the policy of paying regular quarterly cash dividends will be reinstated. The Company's ability to pay dividend is restricted by the Agreement between the Company and Corporacion Andina de Fomento ("CAF"), which the parties entered into in August 1997. CAF is a multilateral, supernational financial institution, the shareholders of which are the member countries of the Andean Community.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; TERMINATION OF EXCHANGE ACT REGISTRATION

EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

     Effect of Previous Tender Offer. In November 1996, pursuant to a Purchase Agreement with Tosli, Tosli made a cash tender offer (the "1996 Offer") for all of the outstanding shares of the Company's common stock at $43.00 per share. The Offer expired on December 18, 1996, and promptly thereafter Tosli purchased all of the shares that had been validly tendered and not withdrawn. As a result, Tosli acquired and now owns 4,060,732, or 96.6%, of the Company's Shares, and became entitled to designate all of the members of the Company's Board of Directors.

     Impact of the Offer on Liquidity of the Shares. As a result of the 1996 Offer, the Company was delisted from the NYSE, and since the delisting, there has been no established active trading market for the Shares. See Section 6 above. Since the existence of a public market for the Shares and the availability of quotations for the Shares depends principally upon the number of Holders and the number of Shares available for trading, it is likely that the effect of the Offer will be to even further limit the liquidity of the Shares. The liquidity of the Shares would likely be further limited if registration of the Shares under the Exchange Act is terminated, as described below, with the result that little (if any) public information will be available with respect to the Company.

TERMINATION OF EXCHANGE ACT REGISTRATION

     The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of such registration under Rule 12g-4 of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record Holders of the Shares. According to Company Information, as of August 19, 1999, there were approximately 374 Holders of record of Shares.

     Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its Stockholders and to the Commission (see "Available Information" in Section 8 below). It would also make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b), the requirement of furnishing a proxy statement in connection with Stockholders' meetings and the related requirements of Rule 14e-3 under the Exchange Act with respect to "going private" transactions. If a sufficient number of Shares are tendered in the Offer, the Purchaser will seek to cause the Company to make an application for termination of registration of the Shares as soon as possible following the purchase of such Shares. There is no current intention to pursue additional tender offers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The following information concerning the Company has been taken from the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1998 (the "Company 10-K"), and other information filed by the Company with the Commission. Where applicable, certain information has been updated based upon information supplied by the Company. See "Available Information" below.

     General. The Company is a Nova Scotia corporation, with its principal executive offices located at Obrajes, Ave. Hernando Siles #5635, Entre Calles 10 y 11, La Paz, Bolivia. The Company generates electricity in Bolivia from 15 hydroelectric power stations and one thermal facility. In 1998, electricity generated by the Company represented approximately 27% of all electricity generated in Bolivia. As of December 31, 1998, the Company's maximum generating capacity was 190 megawatts ("MW").

     The Zongo Project. The Company operates its electric generation business under a 40-year Concession granted by the National Government in 1990 and amended in December 1994 and March 1995. Under the terms of its Concession, the Company is obligated to expand its hydroelectric generation capacity. This expansion, which the Company refers to as the "Zongo Project," consists of adding new generation facilities and modernizing existing facilities in the Zongo Valley and constructing transmission lines to transmit the increased generation capacity. The Zongo Project was completed in mid-1999 and has added approximately 65 MW to the Company's generation capacity.

     The Miguillas Project. Under the terms of the Concession, the Company also has the right to expand its facilities in the Miguillas Basin (the "Miguillas Project") which, if completed, would add over 200 MW of generation capacity. In accordance with its obligations under the Concession, in late 1995 the Company presented to the Bolivian government a technical-economic feasibility study for the Miguillas Project.

     During 1998 the Company actively pursued the Miguillas Project and in May 1998 the Company received bids from certain selected contractors for an engineering, procurement and construction contract for the first stage of the Miguillas Project which would add approximately 160 MW of generating capacity, principally for the domestic market. The Company also actively explored the financing alternatives for the Miguillas Project.

     On August 10, 1998 an administrative action was filed before the Bolivian Superintendency of Electricity by a private Bolivian citizen seeking the termination of the Company's Concession. The Miguillas project has been put on hold as a consequence of this action, due to the uncertainties relating to the outcome of the claim and to the unavailability of financing alternatives for the Miguillas Project if the claim is not resolved in the Company's favor and certain other factors.

     The Bulo-Bulo Project. The Company has been involved in the development of a greenfield gas generation facility (the "Bulo-Bulo project"). The Bulo-Bulo project will consist of an 80 MW natural gas fired facility and is being developed in cooperation with another company. The electricity generated by this facility would be fed into the Bolivian grid. If the Bulo-Bulo project is completed, it is expected that the Company would be the operator of the project.

     Puerto Suarez Project. In September 1997 the Bolivian Superintendency of Electricity granted the Company a non-exclusive provisional license to perform the necessary studies for the installation of gas-fired generation facilities in Puerto Suarez in Santa Cruz on the Brazilian border (the "Puerto Suarez Project"). The license grants the Company the right to perform studies in order to generate and sell electricity in Puerto Suarez and surrounding areas and to sell electricity in the Brazilian market. The Company is currently conducting those studies in cooperation with three other companies and future advancement of the Puerto Suarez Project will be conditioned on obtaining a satisfactory power purchase agreement, which will thereafter lead to the study of financial alternatives for the Project. As these conditions have not yet been met, there can be no assurance that the Project will be ultimately undertaken.

     There can be no assurance that any or all of the Miguillas, Bulo-Bulo or Puerto Suarez Projects will be completed.

     Selected Financial and Operating Data. Set forth below is certain selected financial and operating data with respect to the Company and its consolidated subsidiaries excerpted from financial information contained in the Company 10-K. More comprehensive financial information is included in the Company 10-K and other documents filed by the Company with the Commission. The selected financial and operating data should be read in conjunction with, and is qualified in its entirety by reference to the Company 10-K, the Company 10-Q, and such other documents, including the financial statements and related notes therein.

                COMPANIA BOLIVIANA DE ENERGIA ELECTRICA S.A. --
                         BOLIVIAN POWER COMPANY LIMITED
                     SELECTED FINANCIAL AND OPERATING DATA
        (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                      YEAR ENDED DECEMBER 31,
                                                        JUNE 30,   ------------------------------
                                                          1999       1998       1997       1996
                                                        --------     ----       ----       ----
Total assets..........................................  $171,617   $169,596   $198,394   $153,761
Operating revenue.....................................    15,705     23,739     21,676     20,009
Net income............................................     4,702      5,164      6,195      8,434
Net income per common share (a).......................      1.12       1.23       1.47       2.01
Book value per common share (a).......................     20.50      19.38      18.15      29.96
Cash dividends per common share (a)...................        --         --      13.32       0.80

-------------------------
(a) Average Shares outstanding on a fully-diluted basis: 4,202,575, 4,202,575 and 4,201,602 for the years ended December 31, 1998, 1997 and 1996, respectively, and 4,202,575 at June 30, 1999.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER, TOSLI, NRG, NPI, VATTENFALL AND NSP

     All of the information concerning Tosli, Vattenfall and NPI contained in this Offer to Purchase, including financial information, has been supplied by Tosli, Vattenfall and NPI, as the case may be. Although the Purchaser has no knowledge that any such information is untrue, neither the Purchaser, Tosli, Vattenfall, NPI, NRG, the Information Agent nor the Depositary takes any responsibility for the accuracy or completeness of such information or for any failure by Tosli, Vattenfall or NPI to disclose events that may have occurred or may affect the significance or accuracy of such information.

     The Purchaser. The Purchaser is a Netherlands private limited liability company and a wholly-owned subsidiary of Tosli. To date, the Purchaser has not conducted any business other than in connection with the Offer. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because the Purchaser has minimal assets and capitalization, no financial information regarding the Purchaser is included in this Offer to Purchase.

     The principal executive office of the Purchaser is located at J. J. Viottastraat 46, 1071 J.T. Amsterdam, The Netherlands (Phone: 31-20-470-2539). The name, citizenship, business address, principal occupation or employment and five year employment history of each of the directors and executive officers of the Purchaser are set forth in Schedule A.

     Tosli. Tosli is a Netherlands limited liability company that is equally owned, through subsidiaries, by NRG and NPI.

     The principal executive office of Tosli is located at J. J. Viottastraat 46, 1071 JT Amsterdam, The Netherlands (Phone: 31-20-470-2539). The name, citizenship, business address, principal occupation or employment and five year employment history of each of the directors and executive officers of Tosli are set forth in Schedule A.

     Set forth below is summary financial data for Tosli as of December 31, 1998, 1997 and 1996 and for the years then ended, which have been derived from Tosli's audited financial statements. The following financial data is presented in U.S. Dollars and has been prepared in accordance with generally accepted accounting principles in the Netherlands (the "Netherlands GAAP"), which do not materially differ from generally accepted accounting principles in the United States ("U.S. GAAP").

                             TOSLI INVESTMENTS N.V.
                           SELECTED FINANCIAL DATA(*)
                          (U.S. DOLLARS IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1998      1997      1996
                                                               ----      ----      ----
  STATEMENT OF INCOME DATA:
     Operational income.....................................    6,026     6,926       (24)
     Operational costs......................................     (200)   (2,919)     (155)
     Net income.............................................    5,826     4,007      (179)
  BALANCE SHEET DATA:
     Total current assets...................................        9        24     1,902
     Total fixed assets.....................................  135,147   162,940   175,885
     Total assets...........................................  135,156   162,964   177,787
     Total current liabilities..............................      215    33,849    56,659
     Total long-term liabilities............................       --        --        --
     Total stockholders' equity.............................  134,941   129,115   125,108

-------------------------
(*) Tosli publishes its financial statements in U.S. Dollars.

     Principal Differences Between The Netherlands GAAP and U.S. GAAP. Tosli is not subject to the information filing requirements of the Exchange Act. Accordingly, Tosli does not reconcile its financial information to the U.S. GAAP. However, Tosli believes that the differences between the Netherlands GAAP and U.S. GAAP do not have a material effect on Tosli's financial statements.

     NPI. NPI is a Swedish corporation and a wholly-owned subsidiary of Vattenfall. NPI is responsible for Vattenfall's investments outside Europe. One of its projects is a 300 MW co-generation facility in Map Tu Phut in Thailand; another is a hydroelectric project in Laos. Both projects are joint ventures with other parties.

     The principal executive offices of NPI are located at (visiting address:
Vasagatan 15-17), SE 162 87 Stockholm, Sweden (Phone: 46-8-545 16 110). The name, citizenship, business address, principal occupation or employment and five year employment history of each of the directors and executive officers of NPI are set forth in Schedule A.

     Set forth below is summary financial data for NPI as of December 31, 1998, 1997 and 1996 and for the years then ended, which have been derived from NPI's audited financial statements. The following financial data is presented in Swedish Krona and has been prepared in accordance with generally accepted accounting principles in Sweden ("Swedish GAAP"), which (as described below) differ in certain significant respects from U.S. GAAP.

                             NORDIC POWER INVEST AB
                          SELECTED FINANCIAL DATA (*)

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1998          1997          1996
                                                             ----          ----          ----
                                                                (AMOUNTS IN SWEDISH KRONA)
STATEMENT OF INCOME DATA:
  Operational income....................................    2,123,000     1,196,500     4,714,844
  Operational costs.....................................   32,890,000    68,544,264    34,573,956
  Net income............................................      497,000          (906)           --
BALANCE SHEET DATA:
  Total current assets..................................   72,306,000   106,477,566    67,163,304
  Total fixed assets....................................  586,016,000   584,421,343   398,563,985
  Total current liabilities.............................        3,694    19,093,145    16,805,813
  Total long-term liabilities...........................          755    18,557,007       783,810
  Total liabilities.....................................        4,449    37,650,152    17,589,623
  Total stockholders' equity............................  653,873,000   653,248,758   448,137,666

-------------------------
(*) NPI publishes its financial statements in Swedish Krona. On August 20, 1999, the Wall Street Journal reported that as of August 19, 1999, one U.S. dollar equaled 8.2258 Swedish Krona.

     Vattenfall. Vattenfall is a Swedish corporation that is wholly-owned by the State of Sweden. Vattenfall is the largest energy company in the Nordic market. Vattenfall believes it produces and delivers about half of Sweden's total electricity requirements and believes it is one of Europe's six largest power suppliers. It generates its electricity primarily through hydro and nuclear power plants. It also conducts operations in the areas of heating, natural gas, accessory services and energy techniques.

     The principal executive offices of Vattenfall are located at (visiting address: Jamtlandsgatan 99), SE 162 87 Stockholm, SE Sweden (Phone:
46-8-677-65-50). The name, citizenship, business address, principal occupation or employment and five year employment history of each of the directors and executive officers of Vattenfall are set forth in Schedule A.

     Set forth below is summary consolidated financial data for Vattenfall as of December 31, 1998, 1997 and 1996 and for the years then ended, which have been derived from Vattenfall's audited consolidated financial statements. The following financial data is presented in Swedish Krona and has been prepared in accordance with Swedish GAAP, which (as described below) differ in certain significant respects from U.S. GAAP.

                                 VATTENFALL AB
                    SELECTED CONSOLIDATED FINANCIAL DATA (*)

                                                              YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------
                                                       1998             1997             1996
                                                       ----             ----             ----
                                                             (AMOUNTS IN SWEDISH KRONA)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Operational income............................  27,957,000,000   28,458,000,000   29,030,000,000
  Operational costs.............................  21,890,000,000   21,245,000,000   21,358,000,000
  Net income....................................   2,664,000,000    3,399,000,000    3,725,000,000
CONSOLIDATED BALANCE SHEET DATA:
  Total current assets..........................  16,920,000,000   15,782,000,000   15,904,000,000
  Total fixed assets............................  66,436,000,000   63,090,000,000   62,709,000,000
  Total current liabilities.....................  15,143,000,000   16,641,000,000   13,743,000,000
  Total long-term liabilities...................  18,973,000,000   15,228,000,000   22,473,000,000
  Total liabilities.............................  51,031,000,000   47,714,000,000   49,738,000,000
  Total stockholders' equity....................  32,325,000,000   31,158,000,000   28,875,000,000
Provisions included in the total liabilities....  14,702,000,000   13,541,000,000   11,532,000,000
Minority interest included in the total
  liabilities...................................   2,213,000,000    2,304,000,000    1,990,000,000

-------------------------
* Vattenfall publishes its financial statements in Swedish Krona. On August 20, 1999, the Wall Street Journal reported that as of August 19, 1999, one U.S. dollar equaled 8.2258 Swedish Krona.

     Principal Differences Between Swedish GAAP and U.S. GAAP. Neither Vattenfall nor NPI is subject to the information filing requirements of the Exchange Act. Accordingly, neither Vattenfall nor NPI reconciles its financial information to the U.S. GAAP. However, the differences between Swedish GAAP and U.S. GAAP that Vattenfall and NPI believe would have a material effect on Vattenfall's financial statements or NPI's financial statements are as follows:

          (a) Investment in associated companies. Under Swedish GAAP, investments in associated companies may be recorded at historical cost. Under U.S. GAAP, investments in associated companies, when the investment exceeds 20% of the voting stock and the investor has the ability to exercise significant influence over the investee, would be accounted for using the equity method whereby the original investment is recorded at historical cost and is adjusted periodically to recognize the company's share of earnings or losses subsequent to the date of acquisition. Any differences between the underlying equity in the net assets of the associate company and the historical cost of the investment would be amortized over a period not to exceed 40 years.

          (b) Income recognition. Under Swedish GAAP, income from contracting and consulting services may be recognized according to the completed contract method. Under U.S. GAAP, income from these services would be recognized using the percentage of completion method whereby income is recognized as work progresses on the contract.

          (c) Deferred income taxes. Under Swedish GAAP, deferred income taxes are generally recognized on timing differences only to the extent that it is likely that a tax liability will arise in the foreseeable future. Under U.S. GAAP, deferred tax liabilities are required to be recognized on all differences between the book and tax basis of assets and liabilities, regardless of the likelihood of reversal or crystallization. Deferred tax assets, including tax loss carryforwards, are recognized to the extent it is more likely than not that such assets will be realized.

          (d) Investments in short-term investments. Under Swedish GAAP, short-term investments are recorded at the lower of cost or market. Under U.S. GAAP, short term investments are classified as either trading or available for sale and carried at market value. Changes in the market value of securities classified as available for sale are recorded as a separate component of equity, net of applicable deferred taxes. Changes in the market value of securities classified as trading are included in earnings.

          (e) Pensions. Under Swedish GAAP, pension obligations are recorded based upon actuarial calculations. Such actuarial calculations are generally more flexible than U.S. GAAP and furthermore do not provide for increases in future compensation. Under U.S. GAAP, a specific actuarial method (the projected unit credit method) must be used. Additionally, the calculation and timing of the recording of losses related to early retirement programs differ between Swedish GAAP and U.S. GAAP.

          (f) Fixed assets. Under Swedish GAAP, certain assets may be revalued at amounts in excess of cost and subsequently depreciated if relating to depreciable assets. The revaluations can be used to increase shareholders' equity or to make necessary write downs of other assets. Under U.S. GAAP, revaluations of assets are not permitted.

          (g) Statement of cash flows. Under Swedish GAAP, a statement of changes in financial position is required to be presented. Under U.S. GAAP, a statement of cash flows is required to be presented.

          (h) Untaxed reserves. Under Swedish GAAP, untaxed reserves, which are allowable deductions for income tax purposes, are charged against earnings and included in liabilities. Under U.S. GAAP, these reserves would not be charged against earnings, however, the deferred tax benefit of these permitted deductions would be recorded to the extent it is more likely than not that the benefit will be realized.

     NRG. NRG, a Delaware corporation and a wholly-owned subsidiary of NSP, is one of the leading participants in the independent (i.e., non-utility) power generation industry in the United States. Established in 1989, NRG is principally engaged in the acquisition, development and operation of, and ownership of interests in, independent power production and cogeneration facilities, thermal energy production and transmission facilities and resource recovery facilities. The principal executive offices of NRG are located at 1221 Nicollet Mall, Suite 700, Minneapolis, Minnesota 55403 (Phone: (612) 373-5300). The name, citizenship, business address, principal occupation or employment and five year employment history of each of the directors and executive officers of NRG are set forth in Schedule A.

     Set forth below is Selected Consolidated Financial Data for NRG and its consolidated subsidiaries excerpted or derived from the information contained in NRG's Annual Report on Form 10-K for the year ended December 31, 1998 (the "NRG 10-K"). More comprehensive financial information is included in the NRG 10-K, NRG 10-Q and other documents filed by NRG with the Commission. See "Available Information."

                                NRG ENERGY, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                                      YEAR ENDED DECEMBER 31,
                                                       JUNE 30,    ------------------------------
                                                         1999        1998       1997       1996
                                                       --------      ----       ----       ----
CONSOLIDATED STATEMENT OF INCOME DATA:
  Operating revenues................................  $  113,173   $100,424   $ 92,052   $ 71,649
  Operating income..................................         811     57,012     18,109     20,276
  Other income (expense)............................     (24,694)   (40,934)   (19,618)     5,953
                                                      ----------   --------   --------   --------
  Net income........................................       1,401     41,472     21,982     19,978
                                                      ==========   ========   ========   ========
CONSOLIDATED BALANCE SHEET DATA:
  Net property, plant and equipment.................  $1,127,203   $204,729   $185,891   $129,649
  Investments in projects (1).......................     811,491    800,924    694,655    365,749
  Long term debt, including current maturities......     809,661    502,476    498,855    212,141
  Stockholders' equity..............................     698,526    579,332    450,698    421,914

-------------------------
(1) NRG accounts for investments in projects where ownership is 50% or less, and where there is no effective and legal control, using the equity method of accounting. Equity in earnings of projects includes NRG's proportional share of all net income or losses attributable to project investments accounted for using the equity method.

     NSP. NSP is predominantly an operating public utility engaged in the generation, transmission and distribution of electricity in Minnesota, North and South Dakota, and Western Wisconsin, and in the transportation and distribution of natural gas, in Minnesota, Wisconsin, North Dakota, South Dakota, Michigan and Arizona. NSP was incorporated under the laws of Minnesota. Its executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401 (Phone:
(612) 330-5500). The name, citizenship, business address, principal occupation or employment and five year employment history of each of the directors and executive officers of Northern States are set forth in Schedule A.

     The common stock of NSP is listed on the NYSE, and NSP is subject to the information filing requirements of the Exchange Act. More comprehensive information is included in document filed by NSP with the Commission. See "Available Information."

     On March 24, 1999, NSP and New Century Energies, Inc., a Delaware corporation (NCE), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a strategic business combination of NCE and NSP. Pursuant to the Merger Agreement, NCE will be merged with and into NSP with NSP as the surviving corporation in the Merger. The Merger Agreement was approved by the shareholders of NSP and NCE on June 28, 1999.

     Consummation of the Merger is subject to certain closing conditions, including, among others, approval or regulatory review by certain state utilities regulators, the Commission under the Public Utility Holding Company Act of 1935, as amended, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the Federal Communications Commission and expiration or termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Merger is expected to take from 12 to 18 months to complete.

     Available Information. The Company, NRG and NSP are subject to the information filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the Commission relating to their businesses, financial condition and other matters. Information, as of particular dates, concerning NRG's and NSP's directors and officers, their remuneration, stock options granted to them, the principal holders of their NRG's and NSP's securities, any material interests of such persons in transactions with either of them and other matters is required to be described in proxy statements distributed to the Stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     Except as otherwise noted in this Offer to Purchase, all of the information concerning the Company, NRG and NSP contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other publicly available information. Although the Purchaser has no knowledge that any such information is untrue, neither the Purchaser, Tosli, NPI, Vattenfall, the Information Agent nor the Depositary takes any responsibility for the accuracy or completeness of such information or for any failure by the Company NRG or NSP to disclose events that may have occurred or may affect the significance or accuracy of such information.

REPRESENTATIONS OF PURCHASER ENTITIES

     Except as set forth in this Offer to Purchase:

          (i) neither the Purchaser nor any of its affiliates (collectively, the "Purchaser Entities") nor, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to securities of the Company, including, but not limited to, any
     (ii) contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies;

          (ii) since August 20, 1999, none of the Purchaser Entities nor, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule A hereto, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission;

          (iii) since August 20, 1999, no persons listed on Schedule A hereto, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission;

          (iv) since August 20, 1999, there have been no contacts, negotiations or transactions between the Purchaser Entities, or their respective subsidiaries or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule A hereto, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets;

          (v) during the last five years, none of the Purchaser Entities nor, to the best knowledge of any of the Purchase Entities, any of the persons listed in Schedule A hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws; and

          (vi) except as set forth in Section 11 below, none of the Purchaser Entities nor, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule A hereto, beneficially owns any Shares or has effected any transaction in such equity securities during the past 60 days.

10. SOURCE AND AMOUNTS OF FUNDS

     The total amount of funds required by the Purchaser to consummate the Offer and to pay fees and expenses related to the Offer is estimated to be approximately $3,579,735 (which assumes the purchase of all Shares outstanding on a fully-diluted basis, including non-affiliate shares but excluding those held by Tosli, and excluding Shares reserved for issuance pursuant to employee stock options). The Purchaser will obtain these funds from Tosli or Tosli shareholders through loans, advances or capital contributions. No final decisions have been made concerning the methods such parties will employ to obtain such funds. Such decisions, when made, will be based on such parties' review from time to time of the amounts of funding required, the advisability of particular actions, and prevailing interest rates and other financial and economic conditions.

                                                                  AMOUNT
                                                                  ------
                                                              (U.S. DOLLARS)
Non-Affiliate Shares........................................    $3,436,260
Accounting Fees.............................................         3,000
Attorney Fees...............................................        97,000
Depositary Fees.............................................         8,500
Advertising Fees............................................         7,665
Information Agent...........................................         3,500
SEC Filing Fees.............................................        16,810
Canadian Filing Fees........................................         2,000
Miscellaneous...............................................         5,000
                                                                ----------
     TOTAL..................................................    $3,579,735
                                                                ==========

11. BACKGROUND OF THE OFFER; AGREEMENTS

BACKGROUND OF THE OFFER

     Since the completion of the 1996 Offer (see Section 7 above), the Company has received inquiries from Stockholders concerning some means of providing such Stockholders with liquidity for their investments. The Company has stated its intention to explore such means, if practicable. In addition, the Company has considered various means of reducing the number of its stockholders of record to a number which would allow it to cease reporting to the Commission under the Exchange Act and thereby reduce its annual administrative costs, and Tosli, the Company's principal stockholder, has expressed a desire to acquire the Shares not owned by it.

     On June 10, 1999, the Board of Directors met to consider the proposal by Tosli to make the Offer and the terms to be offered to the Company's Stockholders. The form of the transaction (an offer by the Purchaser, a wholly-owned subsidiary of Tosli) was decided upon based on the advice of United States, Canadian and Dutch counsel as to the preferable form for allowing Tosli to purchase, if possible, all outstanding Shares. See the discussion in Section 4 above under the caption "Possible Purchase of Shares Not Tendered." The Board also discussed the fact that the Offer, even if it did not succeed in the goal of acquiring all outstanding Shares, would result in desired liquidity for the Stockholders and might result in the acquisition by the Purchaser of enough Shares to permit the Company to terminate its registration of the Shares under the Exchange Act, thereby achieving the Company's objective of reducing or eliminating the cost of reporting to the Commission under the Exchange Act.

     At the June 10 meeting a presentation was made to the Board which explained the background of the Offer and the form of the Offer, and the Board and representatives of the Purchaser had preliminary discussions concerning a suggested Offer Price. Specifically, the Board considered the fact that an Offer would address the goals described above relating to Stockholder expectations and liquidity and reductions in Company expenses. During the presentation, it was noted that a proposed Offer Price of $20.00 per Share would represent (i) a slight premium over a price based upon the Company's projected 1999 earnings per Share, and (ii) a small discount from a price determined by subtracting from the price of the 1996 Offer ($43.00) the premium represented by such price over the market price for the Shares prior to the Company's announcement that it had retained advisors to assist it with studying certain strategic alternatives, including the sale of up to 100 percent of the Company ($5.87), and adding the dividends paid to Stockholders since the 1996 Offer ($13.32) ($43.00 - $5.87 = $37.13 - $13.32 = $23.81). The Board also took note of the fact that there are no current price quotations for the Shares.

     After discussion by the full Board, all but two of whose members are representatives of NPI and NRG (see Schedule A), the Members of the Board decided to defer a determination of the fairness of a $20.00 Offer Price pending review of additional information concerning the current value of the Company's Shares. Thereafter the Board obtained and reviewed additional information indicating that the implied value of the Shares of the Company which are the subject of this Offer is between $12.00 and $20.00 per Share, with a mid-point of $16.00 per share. This range was arrived at by comparing the Company's financial projections to the estimated financial projections of various publicly traded South American utility companies similar to the Company (Endesa Chile, Gener, Central Puerto and Costanera) and then using various formulations for ascertaining a per Share value, which included comparing (i) price to projected earnings (based on year-to-date earnings), (ii) aggregate market value to book value, (iii) firm value to Earnings Before Interest Taxes, Depreciation and Amortization (EBITDA) and (iv) equity value to generating capacity and megawatt hours of electricity sold.

     Based on the information received and discussed at the June 10 meeting and the additional information obtained and reviewed by the Board, the Board then unanimously adopted a joint written action concluding that an Offer Price of $20.00 would be fair to the Stockholders not affiliated with Tosli and that the terms of the Offer (including the Offer Price) are in the best interests of the Company and the Stockholders, and determined that the Board should recommend to the Stockholders that they accept the Offer and tender their Shares pursuant to the Offer. In making its decision, the Board considered the following factors:

          (i) the appropriateness of a $20.00 Offer price, giving consideration to a variety of factors, including the price of the 1996 Offer and the approximate valuations of comparable companies;

          (ii) the fact that the Offer represents a viable and acceptable means of offering the Stockholders liquidity with respect to their Shares;

          (iii) the positive impact on the Company if the Offer results in a reduction of the number of Stockholders to a number that will allow the Company to cease filing reports and otherwise complying with the requirements of the Exchange Act;

          (iv) the simplicity of Company corporate governance if the Offer results in the Company having only one Stockholder (Tosli); and

          (v) the likelihood that the Offer will result in a reduction of the Company's exposure to Stockholder complaints and possibly litigation if liquidity is not provided to the Stockholders.

While it did not give specific weight to any of these factors, the Board considered factors (i) and (ii) most important in making its decision as to the fairness of the Offer Price.

EMPLOYMENT AND OTHER AGREEMENTS

     Employment Agreement with Roger J. Dupuis. The Company and Roger J. Dupuis entered into an Employment Agreement as of October 7, 1996 (the "Dupuis Employment Agreement"). Under the agreement, Mr. Dupuis' employment by the Company is for an indefinite period commencing on October 7,

1996 and ending on the date of termination pursuant to the provisions of the Dupuis Employment Agreement. Under those provisions, the Company may terminate the Dupuis Employment Agreement at any time after October 31, 1998 by giving Mr. Dupuis sixty days' prior written notice, and Mr. Dupuis may terminate the Dupuis Employment Agreement at any time after October 31, 1998 or at any time upon sixty days' prior written notice upon the occurrence of certain events, such as a change in his duties or a reduction in his salary or benefits. The Company pays Mr. Dupuis a base salary at the rate of $154,350 per annum, payable in substantial equal monthly installments. (Such amount, as it may be increased from time to time, is hereinafter referred to as the "Base Salary"). The Base Salary and Mr. Dupuis' other compensation are reviewed annually and may be increased or maintained as the Board of Directors may determine. The Company may also pay Mr. Dupuis an annual incentive bonus in such amount as the Board of Directors may determine.

     Employment Agreement with Roland C. Gibson. The Company and Roland C. Gibson entered into an Employment Agreement as of October 7, 1996 (the "Gibson Employment Agreement"). Under the agreement, Mr. Gibson's employment by the Company is for an indefinite period commencing on October 7, 1996 and ending on the date of termination pursuant to the provisions of the Gibson Employment Agreement. Under those provisions, the Company may terminate the Gibson Employment Agreement at any time after October 31, 1998 by giving Mr. Gibson sixty days' prior written notice, and Mr. Gibson may terminate the Gibson Employment Agreement at any time after October 31, 1998 or at any time upon sixty days prior written notice upon the occurrence of certain events, such as a change in his duties or a reduction in his salary or benefits. The Company pays Mr. Gibson a base salary at the rate of $88,200 per annum, payable in substantial equal monthly installments. (Such amount, as it may be increased from time to time, is hereinafter referred to as the "Base Salary"). The Base Salary and Mr. Gibson's other compensation are reviewed by the Board of Directors at least annually and may be increased or maintained as the Board of Directors may determine. The Company may also pay Mr. Gibson an annual incentive bonus in such amount as the Board of Directors may determine.

     Stockholders Agreement. Pursuant to a Stockholders Agreement, dated as of December 13, 1996, NRG and NPI have made various agreements relating to their ownership of interests in Tosli and the Company. Under the Stockholders Agreement, NRG and NPI agreed that they would observe the following basic principles governing the ownership and management of the Company and Tosli:

          (i) NRG and NPI shall cooperate in a spirit of good faith and fair dealing in an effort to develop a harmonious working relationship for the purpose of maximizing the long-term value of their investments in the Company.

          (ii) The Company shall be operated as an independent, self-sufficient entity. Neither NRG nor NPI shall have authority to bind or make commitments on behalf of the Company or Tosli.

          (iii) Neither NRG nor NPI shall be obligated to make any equity investments in or loans to the Company or Tosli or issue guarantees in favor of the Company or Tosli.

          (iv) The Board of Directors of the Company shall make decisions in the basis of the benefit to the Company of such decisions rather than the partisan interest of either NRG or NPI; provided, however, that while Tosli holds any shares of the Company's common stock, Tosli has agreed to take all lawful action so that NRG and NPI may vote (subject to the corporate governance provisions of the Stockholders Agreement) those shares in the same proportions as their respective percentage ownership interests in Tosli.

          (v) The Company shall deal at arm's-length with NRG and NPI.

          (vi) NRG and NPI shall cooperate fully to the end that the Company and Tosli will qualify for a "participation exemption" under the laws of the Netherlands.

          (vii) The Company shall conduct its business with due consideration to applicable environmental standards.

     Upon purchase of shares pursuant to the 1996 Offer, Tosli became entitled to designate all of the members of Company's Board of Directors. Under the Stockholders Agreement, NRG and NPI have agreed that the Board of Directors of the Company will consist of three designees of NRG (currently Messrs. Peterson, Bluhm and Will), three designees of NPI (currently Messrs. Fagerlund, Lundgren and Vallin) and three additional Directors (currently Messrs. Corr, Gonzalez and one vacancy) who are mutually satisfactory to NPI and NRG. Each member of the Company's Board of Directors own one share of the Company's common stock.

     The Stockholders Agreement also provides that "Major Matters" require the approval of at least six Directors. Major Matters include (i) amendments to the Company's Memorandum or Articles of Association, (ii) approvals of mergers and other corporate reorganizations of the Company, (iii) changes in the Company's dividend policy, (iv) any borrowings or guarantees by the Company in excess of $10,000,000 in any one case, (v) changes in the Company's auditors, (vi) changes in the Company's business objectives by entering into businesses other than the generation, transmission and/or distribution of heat or electricity, or services related thereto, (vii) any material amendments of the Company's material agreements, (viii) any material commitments regarding the Mato Grosso Project or the Miguillas Project, or (ix) any exit from the Company's existing rate base. In addition to the Board approvals specified above, the matters referred to in clauses (i), (iv) and (vi) require the concurrence of at least one Director designated by NPI.

     The Board approvals specified above are in addition to the approvals, if any, required of shareholders under applicable law and the Articles of Association.

     Under the Stockholders Agreement, the Chairman of the Board and the Secretary of the Company are initially to be designees of NRG and thereafter the Chairmanship is to be rotated every two years, and the position of Secretary is to be rotated annually, between designees of NPI and NRG.

     Under the Stockholders Agreement, the common stock held by Tosli, and the shares of Tosli itself, are subject to rights of first refusal and rights of approval of transferees where the proposed transfer includes, directly or indirectly, 25% or more of the then outstanding Shares or would reduce the combined holdings of NRG and NPI to less than 51% of the then outstanding Shares. Neither NPI nor NRG is to acquire any Shares from the Company or other Stockholders except through Tosli.

     Pursuant to the Stockholders Agreement, in the event of the transfer of effective working control of NPI by Vattenfall, or of NRG by NSP (other than a spin-off or split-off of NRG to all Stockholders of NSP or a change of control of NSP or Vattenfall), then the other party would have a right to purchase the first party's Shares held by Tosli and the first party's interest in Tosli at fair market value.

     The Stockholders Agreement states that each party is free to pursue other business opportunities without offering them to the Company, except as otherwise required by applicable law. However, each party has agreed to ensure that none of its unilateral actions would be detrimental to the Company.

     CAF Agreement. The Company entered into a loan agreement with CAF (the "CAF Agreement") in August 1997. CAF is a multilateral, supernational financial institution, the shareholders of which are the member countries of the Andean Community (i.e., Bolivia, Colombia, Ecuador, Peru and Venezuela), plus Chile, Mexico, Trinidad and Tobago, Brazil, Paraguay, Jamaica and 22 private commercial banks. The CAF Agreement provides an A Loan of up to $30,000,000 (the "A Loan") to be provided by CAF and a B Loan of up to $45,000,000 (the "B Loan") to be provided by ING Baring (U.S.) Capital Corporation (or an affiliate) and other Participants. The Company has borrowed $75,000,000 under the CAF Agreement. The A Loan and the B Loan are collateralized by a mortgage on substantially all of the Company's assets.

     The CAF Agreement provides for a number of Events of Default, including, among other things, defaults in payment, or defaults in the performance of various covenants, under the CAF Agreement, abandonment of, or cessation of work for more than 90 days on, the Zongo Valley Expansion Project or the occurrence of a material adverse change affecting the Company's ability to perform its obligations under the CAF Agreement.

     Shareholder Maintenance Agreement. In connection with the execution of the CAF Agreement, NRG, NPI and CAF entered into the Shareholder Maintenance Agreement. For a period of five years, NPI and NRG have agreed to maintain a combined ownership of at least 40% of each of the voting power and the aggregate capital stock of the Company, provided, however, that they agree to maintain a combined ownership of more than 50% of each of the voting power and aggregate capital stock unless the voting stock of the Company is publicly traded and at least 20% of the voting power is held by persons other than NRG, NPI and their affiliates. Thereafter, for the remaining term of the financing, NPI and NRG have agreed to maintain a combined ownership of at least 30% of each of the voting power and aggregate capital stock of the Company; provided, however, that they agree to maintain a combined ownership of more than 50% of each of the voting power and aggregate capital stock unless the voting stock of the Company is publicly traded and at least 20% of the voting power is held by management control of the Company. They have also agreed to appoint competent directors of the Company who will exercise diligence and attention to the management of, and appointment of officers with appropriate competence and experience to manage, the Company.

     Under the Shareholder Maintenance Agreement, NRG and NPI are prohibited from encumbering or otherwise hypothecating Shares in the Company or any intermediate company through which they hold their ownership interests in the Company.

     The Shareholder Maintenance Agreement will automatically terminate upon the repayment in full of all amounts payable under the CAF Agreement. In addition, NRG and NPI shall have the right to transfer all of their capital stock of the Company or of Tosli pursuant to a claims payment settlement under an insurance agreement covering expropriation risk, and thereupon the Shareholder Maintenance Agreement will automatically terminate.

     CDLLC Agreement. During 1998, NRG and NPI created a separate jointly-owned entity to provide, among other things, development services on behalf of the Company. On October 9, 1998, this new entity, Cobee Development LLC ("CDLLC"), entered into an agreement with the Company pursuant to which CDLLC agreed to provide development services to the Company in connection with the Miguillas and Puerto Suarez projects. Under the agreement, in return for the provision of such services by CDLLC, the Company agreed that, in the event there is a financing closing in connection with either of the projects, it would reimburse CDLLC's development expenses and pay CDLLC a development fee out of the financing proceeds associated with the project. The agreement expires on December 31, 1999 unless the parties terminate it prior to, or extend it beyond that date.

12. PURPOSES OF THE OFFER; PLANS FOR THE COMPANY

PURPOSES OF THE OFFER

     There are several purposes of the Offer:

          (a) As discussed in Section 11 above, the Company and its affiliates have previously stated their intention to continue to assess means by which to provide to the Stockholders liquidity for their investments, and the Offer represents a means of accomplishing that goal.

          (b) The Company currently spends significant amounts each year in complying with the information reporting requirements under the Exchange Act and related activities. If the Company is able, as a result of responses to the Offer, to terminate the registration of its securities under the Exchange Act, it expects that doing so will enable it to reduce these annual costs. See Section 7 above.

          (c) The Purchaser and its affiliates desire to own 100% of the Shares and to simplify the corporate governance of the Company.

PLANS FOR THE COMPANY

     If at the Expiration Date, it is determined that valid tenders representing at least 90% of the number of non-affiliate Shares outstanding on a fully-diluted basis have been or are likely to be received and accepted, the Purchaser in its sole discretion may extend the offer. If 90% of such non-affiliate Shares are tendered and accepted, the Purchaser intends to extend the period of time for which the Offer is open for an additional three months, Tosli, which owns 4,030,762 Shares (96.6% of the currently outstanding shares), intends to tender all of such Shares, and in the event Tosli tenders its Shares, all Shares not tendered will be purchased pursuant to

Nova Scotia law, at the Offer Price and Tosli will become the sole shareholder of the Company. If sufficient Shares are tendered and accepted, the Company intends to terminate the registration of the Shares.

     The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. If the requisite number of Shares are tendered in the Offer, the Purchaser will seek to cause the Company to make an application for termination of registration of the Shares as soon as possible following the consummation of the Offer.

     It is not expected that the Offer will result in any change in the operations or financial condition of the Company. Except as described in this Offer to Purchase, none of the Purchaser Entities have any present plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or (iii) any other material change in the Company's corporate structure or business.

THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OR A SOLICITATION OF CALLS FOR A SPECIAL GENERAL MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WHICH THE PURCHASER OR ITS AFFILIATES MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT, IF THEN APPLICABLE, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND THE APPLICABLE PROVISIONS OF THE COMPANY'S MEMORANDUM AND ARTICLES OF ASSOCIATION.

13. CERTAIN CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to commence the Offer, accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after expiration, termination or withdrawal of the Offer), pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of any tendered Shares, and may amend or terminate the Offer as to any Shares not then paid for, if (i) all required approvals of governmental or regulatory authorities shall not have been obtained or made on terms reasonably satisfactory to the Purchaser, or (ii) the Purchaser makes a good faith and reasonable determination that any of the following events shall have occurred and remain in effect:

          (a) there shall have been any law, regulation, judgment, injunction or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer, or any action taken, by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly,

             (1) prohibits, or imposes any material limitations on, the Purchaser's ownership or operation (or that of any of its affiliates) of any portion of the businesses or assets of the Company and its subsidiaries which is material to the business of the Company and its subsidiaries taken as a whole or compels the Purchaser (or its affiliates) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole,

             (2) prohibits, restrains or makes illegal the acceptance for payment, payment for or purchase of Shares pursuant to the Offer or results in the obligation of the Company (or any of its subsidiaries) or the Purchaser or any of its affiliates to pay material damages with respect to any contract or agreement to which the Company (or any of its subsidiaries) is a party,

             (3) imposes material limitations on the ability of the Purchaser (or any of its subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the Shares purchased pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the Stockholders,

             (4) imposes material limitations on the ability of the Purchaser (or any of its affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or

             (5) otherwise materially adversely affects the Company and its subsidiaries taken as a whole;

          (b) there shall be instituted or pending any action, suit or proceeding brought by a governmental or regulatory authority (1) challenging the acquisition by the Purchaser of Shares or otherwise seeking to restrain or prohibit the making or consummation of the Offer or (2) that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above;

          (c) there shall have occurred, developed or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, government regulation or other occurrence of any nature whatsoever which, in the opinion of the Purchaser, materially adversely affects, or is reasonably likely to materially adversely affect, the financial markets in the United States generally;

          (d) all consents of third parties as are necessary in connection with the Offer shall not have been obtained, except such consents the failure to deliver which could not reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole or on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares purchased pursuant to the Offer or to control the business of the Company and its subsidiaries;

          (e) the Board of Directors shall have withdrawn or modified (including by amendment of the Schedule 14D-1) in a manner adverse to the Purchaser, its approval or recommendation of the offer; or

          (f) the Purchaser and the Company shall have agreed that the Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares thereunder.

     The foregoing conditions specified in clause (i) of the first paragraph of this Section 14 and in paragraphs (a) through (f), inclusive, are for the sole benefit of the Purchaser, may be asserted by the Purchaser regardless of the circumstances including any action or inaction by the Purchaser or any of its subsidiaries, may be waived by the Purchaser, in whole or in part at any time and from time to time in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     A public announcement will be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

     The foregoing conditions specified in clause (i) of the first paragraph of this Section 14 and in paragraphs (a) through (f), inclusive, are for the sole benefit of the Purchaser, may be asserted by the Purchaser regardless of the circumstances including any action or inaction by the Purchaser or any of its subsidiaries, may be waived by the Purchaser, in whole or in part at any time and from time to time in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     A public announcement will be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

14. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

CERTAIN LEGAL MATTERS

     General: Except as described in this Section 14, based on a review of publicly available filings by the Company with the Commission and other Company Information, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or otherwise or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer or otherwise. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser, Tosli, NRG, NPI or Vattenfall or that certain parts of the business of the Company, the Purchaser, Tosli, NRG, NPI or Vattenfall might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 14. See also Section 13.

     State Takeover Statutes. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have substantial assets, stockholders, principal executive offices or principal places of business in those states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that the laws were applicable only under certain conditions.

     The Purchaser does not believe that any state takeover statutes apply to the Offer. The Purchaser has not currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended to be a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

REGULATORY APPROVALS

     Canadian Law. The Purchaser has applied for, and obtained or will obtain, any required rulings, orders or decisions from the securities regulatory authorities in the Provinces of British Columbia, Ontario and Quebec exempting the Offer from compliance with the take-over bid rules contained in the securities legislation of such provinces. These rulings, orders or decisions are or will be subject to certain conditions, including that all materials relating to the Offer and any amendment thereto that is sent by the Purchaser to Holders of Shares whose residence is in the United States, be concurrently sent to all Holders of Shares whose last address as shown on the books of the Company is in any such province and sent to the securities regulatory authority of such province.

     Bolivian Law. No approval of any Bolivian governmental or regulatory authority is needed to consummate the Offer.

15. FEES AND EXPENSES

     The Purchaser has retained MacKenzie Partners, Inc., to act as the Information Agent and U.S. Bank Trust National Association to act as the Depositary in connection with the Offer. The Information Agent may contact Stockholders by mail, telephone, telex, facsimile, telegraph and personal interview to solicit responses to the Offer, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial owners.

     The Information Agent and Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws. The Purchaser will not pay any fees or commissions to any broker or dealer or any persons for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

16. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such Holders prior to the Expiration Date. In any jurisdiction where the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission a Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14D-9 under the Exchange Act, setting forth the recommendations of the Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. The Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the

Commission in the manner set forth in Section 8 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

Dated: August 26, 1999                    Tosli Acquisition B.V.

                                          By:    /s/ VALORIE A. KNUDSEN

                                            ------------------------------------
                                                     Valorie A. Knudsen
                                             Director of Tosli Investments N.V.

                                          And By:    /s/ GUNNAR VALLIN

                                               ---------------------------------
                                                         Gunnar Vallin
                                                 Director of Tosli Investments
                                                               N.V.

                                   SCHEDULE A

         INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                        THE PURCHASER, TOSLI, NRG, NPI,
                               VATTENFALL AND NSP

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The only Director of the Purchaser is Tosli Investments N.V. The principal business address of the Purchaser and the Director is J. J. Viottastraat 46, 1071 JT Amsterdam, The Netherlands (Phone: 31-20-470-2539).

     2. DIRECTORS AND EXECUTIVE OFFICERS OF TOSLI. Set forth in the table below are the name, present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the employment history of each of the directors and executive officers of Tosli. The principal business address of Tosli and each person identified below, unless otherwise indicated, is J. J. Viottastraat 46, 1071 JT Amsterdam, The Netherlands (Phone: 31-20-470-2539). Except as otherwise indicated, all persons identified below are citizens of the United States.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
David H. Peterson....................    Chairman of the Board of NRG since January 1994, Chief
                                         Executive Officer since November 1993, President since 1989 and a Director since 1989, Mr. Peterson is also Chairman of the Board of Directors of Cogeneration Corporation of
                                         America ("CogenAmerica"). Mr. Peterson was also Chief
                                         Operating Officer of NRG from June 1992 to November 1993.
                                         Prior to joining NRG, Mr. Peterson was Vice President,
                                         Non-Regulated Generation for NSP, and he has served in
                                         various other management positions with NSP during the last
                                         20 years.
Gunnar Vallin........................    Senior Vice President and Director of Vattenfall
                                         International since 1994. Mr. Vallin is a citizen of Sweden.
Valorie A. Knudsen...................    Vice President, Corporate Strategy and Emerging Markets of
                                         NRG since July 1998. Prior to that and since April 1996, Ms.
                                         Knudsen served as Vice President, Finance. From August 1993 to April 1996, Ms. Knudsen served in as Controller. Prior to joining NRG, Ms. Knudsen served in various managerial
                                         accounting positions from November 1987 to July 1993 with
                                         Carlson Companies, Inc., where she was responsible for
                                         various types of accounting reporting.
Bo Hakan Bertilsson..................    Managing Director of Nordic Hydropower AB since 1996, Mr.
                                         Bertilsson was from 1996 to 1998, Business Controller, and in 1998, Director of Finance and Administration of
                                         Vattenfall AB, BA International/Nordic Power Invest AB. From
                                         1989 to 1996, Mr. Bertilsson was a Senior Consultant for
                                         Ernst & Young Consulting. Prior to that date from 1967 to
                                         1989, Mr. Bertilsson held various managerial and accounting positions. Mr. Bertilsson is a citizen of Sweden.
Viotta Trust Services B.V. ..........    Viotta Trust Services B.V. is a Netherlands limited
                                         liability company. registered business address is J.J.
                                         Viottastraat 46, 1071 JT Amsterdam, The Netherlands.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF VATTENFALL. Set forth in the table below are the name, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the employment history of each of the directors and executive officers of Vattenfall. The principal business address of Vattenfall and each person identified below, unless otherwise indicated, is (visiting address: Jamtandsgatan 99), SE 162 87 Stockholm Sweden (Phone: 46-8-677 65 50). Except as otherwise indicated, all persons identified below are Swedish citizens.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
Jorgen Andersson.....................    Chairman of the Board of Vattenfall since April 1999. Mr.
Granatvagen 8                            Andersson is also a member of the Parliament and a member of
SE 310 41 Gullbrandstorp                 the Governing Council of the Swedish Centralbank since 1998.
Sweden                                   Prior thereto Mr. Andersson held the positions of Minister of the Interior between 1996 and 1998 and Minister of
                                         Industry and Trade during 1996.
Carl-Erik Nyquist....................    President and Chief Executive Officer of Vattenfall since
Vattenfall AB                            1992. Board member of Vattenfall since 1992. Prior thereto,
SE 162 87 Stockholm                      Mr. Nyquist was Director General of the public utility
Sweden                                   Vattenfall from 1985 through 1991. Mr. Nyquist was also a
                                         board member of Vattenfall from 1985 to 1991.
Goran Johansson......................    Board member of Vattenfall since 1995. Board member of the
Stadskansliet                            Public utility Vattenfall from 1982 to 1991. Mr. Johansson
SE 404 82 Goteborg                       has served as Chairman of the Municipal Executive Board in
Sweden                                   Goteborg since 1989. Board member of Liseberg.
Bo Marking...........................    Board member of Vattenfall since 1996. Vice President of
Norr Malarstrand 20                      Lithuanian Development Bank, board member of the Nordic
SE 112 20 Stockholm                      Investment Bank, the Swedish shipping company N&T Argonaut,
Sweden                                   and the Swedish housing enterprise SBAB.
Christina Striby.....................    Board member since 1997. Senior Legal Advisor of Posten, the
Posten AB                                Swedish Postal Services. Board member of the housing
SE 105 00 Stockholm                      enterprise Postfastigheter.
Sweden
Lars Hjort...........................    Member of the Vattenfall Board since 1997. Mr. Hjort also
KF                                       serves as Executive Vice President of KF and as the Chairman
Box 15200                                of MeritaNorbanken, a Swedish-Finnish bank, in the Stockholm
SE 104 65 Stockholm                      Region.
Sweden
Helge Eklund.........................    Board member of Vattenfall since 1997. Mr. Eklund is also
Sodra                                    President and Chief Executive Officer of the Swedish forest
SE 351 89 Vaxjo                          company SODRA. Board member of the Swedish Forest Industries
Sweden                                   Association and the Employers' Federation of Swedish Forest
                                         Industries.
Lilian Fossum........................    Member of the Board of Vattenfall since 1999. Mrs. Fossum
Spendrups AB                             also serves as Executive Vice President of Spendrups, a
Box 34102                                Swedish Brewing Company since 1999, where she worked as
SE 100 26 Stockholm                      Chief Financial Officer from 1996 to 1999. From 1994 to 1996
Sweden                                   Mrs. Fossum was head of Business Development at the Private
                                         Market Division of Vattenfall.
Johnny Bernhardsson..................    Present Principal Occupation or Employment Board member of
Vattenfall AB                            Vattenfall since 1995 and Employee Representative of SIF
Box 864                                  (Svenska Industrtritjanstemanna Forbundet), a Swedish trade
SE 721 23 Vasteras                       union.
Sweden

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
Lars Carlberg........................    Board member since 1998. Employee representative of CF
Vattenfall Sveanat AB                    (Civilingenjorernas Forbund), a Swedish trade union.
Box 1299
SE 171 25 Solna
Sweden
Ronny Eckwall........................    Board member as of 1999. Employee representative of SEKO
SEKO                                     (Facket for Service och Kommunikation), a Swedish trade
Svanboms vag 9                           union.
SE 815 75 Soderfors
Sweden
Bertil Tiusanen......................    Deputy Chief Executive Officer and Chief Financial Officer
Vattenfall AB                            of Vattenfall since 1997. From 1992 to 1997 Mr. Tiusanen was
SE 162 87 Stockholm                      Executive Vice President, CFO of Kooperativa forbundet, KF,
Sweden                                   in Stockholm.
Berndt-Olof Helzen...................    Executive Vice President and Director of Vattenfall Network
Vattenfall AB                            Operations since 1994.
SE 162 87 Stockholm
Sweden
Jan C. Johansson.....................    Executive Vice President of and Director of the Electricity
Vattenfall AB                            Market division of Vattenfall since 1994.
SE 162 87 Stockholm
Sweden
Staffan Nordin.......................    Executive Vice President and Director of Vattenfall
Vattenfall AB                            Electricity Generation since 1992.
SE 162 87 Stockholm
Sweden
Bertil Agrenius......................    Senior Vice President and Director of Natural Gas and
Vattenfall AB                            Engineering division of Vattenfall since 1994.
SE 162 87 Stockholm
Sweden
Gunnar Vallin........................    Senior Vice President and Director of Vattenfall
Vattenfall AB                            International since 1994.
SE 162 87 Stockholm
Sweden
Lennart Billfalk.....................    Present Principal Occupation or Employment Senior Vice
Vattenfall AB                            President of Corporate Development and Environment since
SE 162 87 Stockholm                      1998. Between 1993 and 1997 Mr. Billfalk was Managing
Sweden                                   Director of Elforsk, the Swedish Electric Utilities R&D
                                         company.
Mats Fagerlund.......................    Senior Vice President and General Counsel of Vattenfall
Vattenfall AB                            since 1992.
SE 162 87 Stockholm
Sweden
Inger Holmstrom-Lindgren.............    Senior Vice President of the Corporate Communications
Vattenfall AB                            department since 1995. Mrs. Holmstrom-Lindgren was the Chief
SE 162 87 Stockholm                      Executive Officer of the Swedish Travel and Tourist Council
Sweden                                   from 1992 through 1994.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
Alf Lindfors.........................    Senior Vice President of Human Resources and organization.
Vattenfall AB
SE 162 87 Stockholm
Sweden
Stig Gothe...........................    Senior Vice President of the Corporate IT strategy and
Vattenfall AB                            European Matters since 1998. Mr. Gothe was Director of the
SE 162 87 Stockholm                      Business and Strategic Development division of Vattenfall
Sweden                                   since 1992.
Lars Segerstolpe.....................    Senior Vice President of the Internal Auditing division of
Vattenfall AB                            Vattenfall since 1991.
SE 162 87 Stockholm
Sweden

     4. DIRECTORS AND EXECUTIVE OFFICERS OF NPI. Set forth in the table below are the name, present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the employment history of each of the directors and executive officers of NPI. Unless otherwise indicated, each person identified below is employed by NPI. The principal business address of NPI and, unless otherwise indicated, the business address of each person identified below, is (visiting address: Vasagatan 15-17) SE 162 87 Stockholm, Sweden (Phone: 46-8-545 16 110). Except as otherwise indicated, all persons identified below are Swedish citizens.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
Carl-Erik Nyquist....................    Chairman of the board of Nordic Power Invest since 1998,
Vattenfall AB                            member of the board since 1996. Mr. Nyquist has also served
SE 162 87 Stockholm                      as the President and Chief Executive Officer of Vattenfall
Sweden                                   since 1992. Prior thereto, Mr. Nyquist was Director General of Vattenfall from 1985 through 1991.
Gunnar Vallin........................    Present Principal Occupation or Employment President and
Vattenfall AB                            Chief Executive Officer of Nordic Power Invest since 1998.
SE 162 87 Stockholm                      Mr. Vallin served as the Chairman of the board of NPI from
Sweden                                   1995 through 1998 and has been Senior Vice President of
                                         Vattenfall and Director of Vattenfall International since
                                         1994.
Mats Fagerlund.......................    Member of the board of NPI since 1995. Mr. Fagerlund has
Vattenfall AB                            been Senior Vice President and General Counsel of Vattenfall
SE 162 87 Stockholm                      since 1992.
Sweden
Bertil Tiusanen......................    Member of the board of NPI since 1997. Mr. Tiusanen has also
Vattenfall AB                            served as Deputy Chief Executive Officer and Chief Financial
SE 162 87 Stockholm                      Officer of Vattenfall since 1997. From 1992 to 1997 Mr.
Sweden                                   Tiusanen was Executive Vice President, CFO of Kooperativa
                                         fpara.rbundet, KF, in Stockholm.
Jan Cederwall........................    Vice President of NPI and Director of the South East Asian
Vattenfall AB                            Region. Mr. Cederwall served as Controller of NPI from 1993
SE 162 87 Stockholm                      through 1994 and as Director of Finance and Administration
Sweden                                   between 1994 and 1997.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
Hans Lundgren........................    Vice President of NPI and Director of the Latin American
Vattenfall AB                            Region since 1996. Mr. Lundgren has also been Vice President
SE 162 87 Stockholm                      of Vattenfall International from 1995. From 1993 through
Sweden                                   1995 Mr. Lundgren served as Director for Strategy and
                                         Business Development at the corporate level of Vattenfall.

     5. DIRECTORS AND EXECUTIVE OFFICERS OF NRG. Set forth in the table below are the name, present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the employment history of each of the directors and executive officers of NRG. Unless otherwise indicated, each person identified below is employed by NRG. The principal business address of NRG and, unless otherwise indicated, the business address of each person identified below, is 1221 Nicollet Mall, Suite 700, Minneapolis, Minnesota 55403. Except as otherwise indicated, all persons identified below are United States citizens.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
David H. Peterson....................    Chairman of the Board of NRG since January 1994, Chief
                                         Executive Officer since November 1993, President since 1989 and a Director since 1989, Mr. Peterson is also Chairman of the Board of Directors of Cogeneration Corporation of
                                         America ("CogenAmerica"). Mr. Peterson was also Chief
                                         Operating Officer of NRG from June 1992 to November 1993.
                                         Prior to joining NRG, Mr. Peterson was Vice President,
                                         Non-Regulated Generation for NSP, and he has served in
                                         various other management positions with NSP during the last
                                         20 years.
Cynthia L. Lesher....................    Present Principal Occupation or Employment Director of NRG
Northern States Power Company            since June 1996, Ms. Lesher is also President of NSP Gas
414 Nicollet Mall                        since July 1997. Prior to July 1997, Ms. Lesher was Vice
Minneapolis, Minnesota 55401             President Human Resources of NSP since March 1992. Prior to
                                         March 1992, Ms. Lesher served as Director of Power Supply
                                         Human Resources from 1991 to February 1992. Ms. Lesher
                                         became Area Manager, Electric Utility Operations in 1990,
                                         and previously served as Manager, Metro Credit, and Manager,
                                         Occupational Health and Safety. Prior to joining NSP, Ms.
                                         Lesher was a training and development consultant at the
                                         Center for Continuing Education in Minneapolis. From 1970 to
                                         1977, she held a variety of positions with Multi Resource
                                         Centers, Inc., also in Minneapolis.
Gary R. Johnson......................    Director of NRG since February 1993, Corporate Secretary of
Northern States Power Company            NSP from April 1994 to July 1997 and Vice President and
414 Nicollet Mall                        General Counsel of NSP since October 1991. Prior to October
Minneapolis, Minnesota 55401             1991, Mr. Johnson was Vice President-Law of NSP from
                                         December 1988, acting Vice President from September 1988 and
                                         Director of Law from February 1987.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
Edward J. McIntyre...................    Director of NRG since May 1992 and Vice President and Chief
Northern States Power Company            Financial Officer of NSP since January 1993. Mr. McIntyre
414 Nicollet Mall                        has also been a director of NSP'S subsidiaries, Viking Gas
Minneapolis, Minnesota 55401             Transmission Company since June 1993, Eloigne Company since
                                         August 1993, First Midwest Auto Park, Inc. since September
                                         1993, and Cenerprise since September 1994, where he served as Chairman from 1994 to 1996. Mr. McIntyre served as
                                         President and Chief Executive Officer of NSP-Wisconsin, a
                                         wholly-owned subsidiary of NSP, from July 1990 to December
                                         1992, and he has served in various other management
                                         positions with NSP during the last 20 years.
John A. Noer.........................    Director of NRG since June 1997 and President and CEO of
Northern States Power Company            NSP- Wisconsin, a wholly owned subsidiary of NSP, since
512 Nicollet Mall                        January 1993. Prior to January 1993, Mr. Noer was President
Minneapolis, Minnesota 55401             of Cypress Energy Partners. Mr. Noer held various management positions with NSP since joining the company in September
                                         1968.
Leonard A. Bluhm.....................    Executive Vice President and Chief Financial Officer of NRG
                                         since January 1997. Prior to that, Mr. Bluhm served as
                                         President and Chief Executive Officer of NRG Generating
                                         (U.S.), Inc. ("NRGGE" now "CogenAmerica") since May 1996.
                                         Prior to May 1996, Mr. Bluhm served as Vice President of NRG from January 1993 and Chief Financial Officer from May 1993 until assuming his position with NRG in May 1996. Mr. Bluhm was Chief Financial Officer of Cypress Energy Partners, an
                                         affiliate of NRG from April 1992 to January 1993, prior to which he was Director, International Operations and Manager,
                                         Acquisition and Special Projects of NRG from 1991. Mr. Bluhm previously served for over
James J. Bender......................    Vice President and General Counsel of NRG since June 1997.
                                         Mr. Bender also served as General Counsel of the Polymers
                                         Division of Allied Signal Inc. from May 1996 until June
                                         1997. From June 1994 to May 1996 Mr. Bender was employed at
                                         NRG, acting as Senior Counsel until December 1994 and as
                                         Assistant General Counsel and Corporate Secretary from
                                         December 1994 to May 1996. Prior to joining NRG in 1994, Mr.
                                         Bender was a partner at the Minneapolis law firm of Leonard,
                                         Street and Deinard from April 1993 to June 1994. He also
                                         served as Corporate Counsel to Pfizer Inc. from August 1989 to April 1993.
Brian B. Bird........................    Vice President and Treasurer of NRG since June 1999, prior to which he was Treasurer from June 1997 to June 1999. Mr.
                                         Bird was Director of Corporate Finance for Deluxe
                                         Corporation in Shoreview, Minnesota from September 1994 to
                                         May 1997. Mr. Bird was Manager of Finance for the Minnesota
                                         Vikings Professional Football Team from March 1993 to
                                         September 1994. Mr. Bird held several financial management positions with Northwest Airlines in Minneapolis, Minnesota from 1988 to March 1993.
David E. Ripka.......................    Vice President and Controller of NRG since June 1999, and
                                         Controller of NRG since March 3, 1997. Prior to joining NRG,
                                         Mr. Ripka held a variety of positions with NSP for over 20 years, including Assistant Controller and General Manager of
                                         Accounting Operations and Direct of Audit Services.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
Craig A. Mataczynski.................    Senior Vice President, North America since July 1998. He
                                         served as Vice President, U.S. Business Development of NRG since December 1994. Mr. Mataczynski served as President of
                                         NEO Corporation, NRG's wholly-owned subsidiary that develops small electric generation projects within the United States, from May 1993 to January 1995. Prior to joining NRG, Mr.
                                         Mataczynski worked for NSP from 1982 to 1994 in various
                                         positions, including Director, Strategy and Development and
                                         Director, Power Supply Finance.
Ronald J. Will.......................    Senior Vice President, Europe, as well as President and
                                         Chief Executive Officer, NRG Europe, since July 1, 1998.
                                         Prior to July 1998, Mr. Will served as Vice President,
                                         Operations and Engineering of NRG from May 1992 to June
                                         1998. Prior to that, he served as President and Chief
                                         Executive Officer of NRG Thermal, a wholly-owned subsidiary of NRG that provided a limited number of customers with
                                         thermal services, from September 1989 to February 1991.
                                         Prior to February 1991, Mr. Will served in a variety of
                                         positions with Norenco, a wholly-owned thermal services
                                         subsidiary of NSP, including Vice President and General
                                         Manager from October 1982 to September 1989.
Keith Hilless........................    Senior Vice President Asia-Pacific since July 1998 prior to which he served as Senior Executive of NRG Asia-Pacific
                                         since August 1997. Prior to joining NRG Mr. Hilless was
                                         Chief Executive Officer of Queensland Transmission and
                                         Supply Corporation since January 1995 and served the
                                         Queensland Electricity Commission since 1989 in the
                                         positions of Deputy Electricity Commissioner, Acting
                                         Electricity Commissioner and Electricity Commissioner.
Roy R. Hewitt........................    Vice President, Administrative Services since February 1999.
                                         Since joining NRG in 1994, he has held several positions in the company's Australian operations including Managing
                                         Director of NRG's Gladstone Power Station in Queensland. Mr.
                                         Hewitt also served as Executive Director, Human Resources
                                         for NRG Energy, Inc. from April 1996 to September 1997. Most recently, he served as Executive Director, Operations and
                                         Engineering for NRG Asia-Pacific headquartered in Brisbane,
                                         Australia. Prior to joining NRG, Mr. Hewitt held a number of positions at NSP from 1970 to 1994 including Director,
                                         Compensation and Benefits and Southeast Region General
                                         Manager.
Louis P. Matis.......................    Vice President, Operating Services since July 1998 prior to which he was the General Manager for all fossil fuel power plants in the NSP system as well as the Director of the Fuel
                                         Resources Department. Prior responsibilities included
                                         Project Manager for Hydroplant reconstruction in Wisconsin and Principal Civil Engineer for a number of power plant,
                                         substation and transmission projects. He joined NSP in 1983.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
Valorie A. Knudsen...................    Vice President, Corporate Strategy and Emerging Markets
                                         since July 1998. Prior to that and since April 1996, Ms.
                                         Knudsen served as Vice President, Finance. From August 1993 to April 1996, Ms. Knudsen served in as Controller. Prior to joining NRG, Ms. Knudsen served in various managerial
                                         accounting positions from November 1987 to July 1993 with
                                         Carlson Companies, Inc., where she was responsible for
                                         various types of accounting reporting.

     6. DIRECTORS AND EXECUTIVE OFFICERS OF NSP. Set forth in the table below are the name, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the employment history of each of the directors and executive officers of the NSP. Unless otherwise indicated, each person identified below is employed by NSP. The principal business address of NSP is 414 Nicollet Mall, Minneapolis, Minnesota 55401. Except as otherwise indicated, all persons identified below are United States citizens.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
W. John Discroll.....................    Director since 1974. Retired effective June 30, 1994 as
Rock Island Company                      Chairman and Chief Executive Officer, Rock Island Company,
First National Bank Building,            St. Paul, Minnesota, a private investment company, in which
Suite 2090                               capacity he had served since May 15, 1973. Also director of
332 Minnesota Street                     Comshare Inc., The John Nuveen Company, The St. Paul
St. Paul, MN 55101                       Companies, Inc. and Weyerhaeuser Company.
James J. Howard......................    Director since 1987. Chairman, President and Chief Executive
                                         Officer of NSP since December 1, 1994. Prior thereto,
                                         Chairman of the Board and Chief Executive Officer of NSP
                                         since July 1, 1990. Also director of Ecolab Inc., Honeywell
                                         Inc., The ReliaStar Financial Corp. and Walgreen Company.
Douglas W. Leatherdale...............    Director since 1991. Chairman of the Board, President and
The St. Paul Companies, Inc.             Chief Executive Officer, The St. Paul Companies, Inc., a
385 Washington Street                    worldwide property and liability insurance organization,
St. Paul, MN 55102                       since May 1990. Also director of The John Nuveen Company and
                                         United HealthCare Corporation.
A. Patricia Sampson..................    Director since 1985. Currently operates the Sampson Group,
3385 Sycamore Lane                       Inc.; a management development and strategic planning
Plymouth, MN 55441                       consulting business. Prior to that, Ms. Sampson served as a
                                         Consultant with Dr. Sanders and Associates, a management and diversity consulting company, since January 1, 1995. Prior thereto, Chief Executive Officer, until December 31, 1994, and Executive Director, until June 1, 1993, Greater
                                         Minneapolis Area Chapter of the American Red Cross.
H. Lyman Bretting....................    Director since 1990. President and Chief Executive Officer,
C.G. Bretting Manufacturing              C.G. Bretting Manufacturing Company, Inc., Ashland,
Company, Inc.                            Wisconsin, a manufacturer of automatic paper tissue and
3401 East Main Street                    paper towel folding machines. Also director of M&I National
PO Box 113                               Bank of Ashland and NSP (Wisconsin), a wholly-owned
Ashland, WI 54806                        subsidiary of the NSP.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
David A. Christensen.................    Director since 1976. President and Chief Executive Officer,
Raven Industries, Inc.                   Raven Industries, Inc., Sioux Falls, South Dakota, a
205 East Sixth Street                    manufacturer of plastics, electronics and special apparel
PO Box 5107                              products. Also director of Wells Fargo & Co.; Beta Reven,
Sioux Falls, SD 57117-5107               Inc.; Glassite, Inc., and Raven Industries, Inc.
Dr. Margaret R. Preska...............    Director since 1980. Senior Fellow for Academic Affairs of
Minnesota State University               the Minnesota State Colleges and Universities and the
1175 W. Wabasha                          Distinguished Service Professor for the Minnesota State
Winona, MN 55987                         University, Mankato, since February 1, 1992. Prior thereto,
                                         President, Mankato State University, Mankato, Minnesota, an
                                         educational institution.
Allan L. Schuman.....................    Director since 1999. President and Chief Executive Officer
                                         Ecolab Inc.; a company that develops and manufactures
                                         cleaning, sanitizing and maintenance products for the
                                         hospitality, institutional and industrial markets, since
                                         March, 1995. Prior thereto, President and Chief Operating
                                         Officer of Ecolab Inc., since August 1992. Also Director of
                                         Ecolab Inc.
Giannantonio Ferrari.................    Present Principal Occupation or Employment Director since
                                         1997. President and Chief Operating Officer of Honeywell,
                                         Inc., a supplier of control technology for homes, business and avionics, since April 1997. Prior thereto, President of
                                         Honeywell Europe. Also Director of Honeywell, Inc.
Paul E. Anders.......................    Vice President and Chief Information Officer since May 1,
                                         1997; and prior thereto Vice President -- Information
                                         Services at Chrysler Financial Corporation.
Grady P. Butts.......................    Vice President -- Human Resources since July 1,1997; Area
                                         Leader -- Human Resources Management Services from August 1,
                                         1993 to June 30, 1997; and prior thereto Director of Human
                                         Resources -- Electric Utility.
John P. Moore, Jr....................    Corporate Secretary since July 1, 1997; and prior thereto
                                         General Counsel and Corporate Secretary for NSP-Wisconsin.
John A. Noer.........................    Director of NRG since June 1997 and President and CEO of
                                         NSP -- Wisconsin, a wholly owned subsidiary of NSP, since
                                         January 1993. Prior to January 1993, Mr. Noer was President
                                         of Cypress Energy Partners. Mr. Noer held various management positions with NSP since joining the company in September
                                         1968.
Paul E. Pender.......................    Vice President -- Finance and Treasurer since May 1, 1997;
                                         Assistant Treasurer and Director, Corporate Finance from
                                         July 1, 1994 to April 30, 1997. Prior thereto Director,
                                         Corporate Finance.
David M. Sparby......................    Vice President -- Regulatory Services since September 1,
                                         1998. Prior thereto Director -- Regulatory Services.
Michael D. Wadley....................    President -- Nuclear Generation since June 16, 1998; Vice
                                         President -- Nuclear Generation from February 3, 1997 to
                                         June 15, 1998; Nuclear Plant Manager -- Prairie Island from
                                         October 26, 95 to February 2, 1997; Plant Manager -- Prairie
                                         Island from February 1, 1993 to October 25, 1995; and prior thereto General Superintendent of Operations -- Prairie
                                         Island.
Loren L. Taylor......................    President -- NSP Electric since October 27, 1994; and prior thereto Vice President -- Customer Operations.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                NAME                                        AND EMPLOYMENT HISTORY
                ----                              ------------------------------------------
Gary R. Johnson......................    Director of NRG since February 1993, Corporate Secretary of
Northern States Power Company            NSP from April 1994 to July 1997 and Vice President and
414 Nicollet Mall                        General Counsel of NSP since October 1991. Prior to October
Minneapolis, Minnesota 55401             1991, Mr. Johnson was Vice President -- Law of NSP from
                                         December 1988, acting Vice President from September 1988 and
                                         Director of Law from February 1987.
Cynthia L. Lesher....................    Director of NRG since June 1996, Ms. Lesher is also
Northern States Power Company            President of NSP Gas since July 1997. Prior to July 1997,
414 Nicollet Mall                        Ms. Lesher was Vice President Human Resources of NSP since
Minneapolis, Minnesota 55401             March 1992. Prior to March 1992, Ms. Lesher served as
                                         Director of Power Supply Human Resources from 1991 to
                                         February 1992. Ms. Lesher became Area Manager, Electric
                                         Utility Operations in 1990, and previously served as
                                         Manager, Metro Credit, and Manager, Occupational Health and
                                         Safety. Prior to joining NSP, Ms. Lesher was a training and development consultant at the Center for Continuing
                                         Education in Minneapolis. From 1970 to 1977, she held a
                                         variety of positions with Multi Resource Centers, Inc., also in Minneapolis.
Edward J. McIntyre...................    Director of NRG since May 1992 and Vice President and Chief
Northern States Power Company            Financial Officer of NSP since January 1993. Mr. McIntyre
414 Nicollet Mall                        has also been a director of NSP's subsidiaries, Viking Gas
Minneapolis, Minnesota 55401             Transmission Company since June 1993, Eloigne Company since
                                         August 1993, First Midwest Auto Park, Inc. since September
                                         1993, and Cenerprise since September 1994, where he served as Chairman from 1994 to 1996. Mr. McIntyre served as
                                         President and Chief Executive Officer of NSP-Wisconsin, a
                                         wholly-owned subsidiary of NSP, from July 1990 to December
                                         1992, and he has served in various other management
                                         positions with NSP during the last 20 years.
Thomas A. Micheletti.................    Vice President -- Public and Government Affairs since
                                         October 27, 1994; Vice President -- General Counsel and
                                         Secretary of NRG from May 11, 1994 to October 26, 1994; and
                                         prior thereto Vice President -- General Counsel, NRG.
Roger D. Sandeen.....................    Vice President, Controller and Chief Information Officer
                                         since April 22, 1992.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Certificates for Shares and any other required documents should be sent or delivered by each Holder or his or her broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                      U.S. BANK TRUST NATIONAL ASSOCIATION

                  By Hand:                               By Mail or Overnight Courier:
                  --------                               -----------------------------
    U.S. Bank Trust National Association             U.S. Bank Trust National Association
           U.S. Bank Trust Center                           U.S. Bank Trust Center
  Attention: Specialized Finance Department        Attention: Specialized Finance Department
     180 East Fifth Street -- 4th Floor                      180 East Fifth Street
              Bond Drop Window                             St. Paul, Minnesota 55101
          St. Paul, Minnesota 55101

    U.S. Bank Trust National Association
    Attention: Corporate Trust Department
        100 Wall Street -- 20th Floor
          New York, New York 10005

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)

                       Telecopier Number: (651) 244-1537

                Confirm Receipt of Facsimile by Telephone Only:

                        Telephone Number: (651) 244-5172

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                                 156 5th Avenue
                            New York, New York 10010

                 Banks and Brokers Call Collect: (212) 929-5500
                   All Others Call Toll Free: (800) 322-2885